Exhibit 99.2

Globus Embarks on Aggressive Acquisition Program

NEW YORK -(Business Wire) October 10, 2002. Globus International Resources Corp. (OTCBB:GBIR) signed a Letter of Intent to acquire three companies, OOO Essentuki, a company producing bottled mineral water, alcohol for the production of spirits, and canned food products; OOO Armisystem, a company producing medical equipment , infusion solutions, and plasma; and OOO Elfarmi, a company producing blood substitutes, patented medicines, and disposable syringes. Their products are sold mainly in Russia, Ukraine, and Western Europe.

These companies reported combined sales of about $240 Million and pre-tax earnings of $50 Million in 2001. Globus will acquire the companies for shares of common stock in an amount that will represent eighty (80%) percent of the total outstanding shares after the acquisition, subject to formal agreements and audited financial statements of the companies being acquired.

Yury Greene, CEO, states: "This is a tremendous opportunity for Globus. These acquisitions will enable us to become a major player in international trade by marketing their proprietary products worldwide. We are also actively investigating other potential acquisitions that could broaden our product lines and penetrate new markets in Western Europe and the United States. With the current acquisitions, the total sales of Globus will exceed $265 Million this year, and we expect much greater growth over the next few years."

Globus International Resources Corp., based in New York City, is a full-service, internet-based trade company dealing primarily in commerce among companies in the U.S., Western Europe, Eastern Europe, and Russia. It specializes in large lots of goods typically traded across borders, such as food, metals, and other bulk items.

This news release contains forward looking statements based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.
Contact: Globus International Resources Corp., New York Herman Roth, 212/558-6100 Fax: 212/558-6060